Exhibit 99.1

EXPRESSJET REPORTS SEPTEMBER 2010 PERFORMANCE

            HOUSTON, Oct. 11, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for September 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 737 million, and available seat miles (ASM) flown were 939 million.  ExpressJet's September load factor for Partner Flying was 78.5%.  The company flew 59,646 block hours and operated 34,897 departures during the month as Continental Express and United Express.  During September 2010, ExpressJet operated 206 aircraft as Continental Express and 32 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 612 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation (charter) division consisted of 6 aircraft.

Total Fleet

            ExpressJet ended September 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 32 flying as United Express and 6 flying within the Corporate Aviation (charter) division.  Also during the month, ExpressJet determined that it will cease selling Corporate Aviation (charter) flights during fourth quarter 2010.  The company continues to pursue various strategic opportunities for the aircraft since it expects Corporate Aviation (charter) operations to cease during the second half of 2011.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean with approximately 1,400 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports September 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending September 30, 2010		Month Ending September 30, 2009		Year Over Year Change
	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	737		617		20%
Available Seat Miles (ASM) (millions)	939		808		16%
Passenger Load Factor	78.5%		76.3%		2.2 pts
Block Hours	59,646	612	51,409	614	16%	(4%)
Departures	34,897		28,289		23%
Stage Length	539		573		(6%)
Fleet	238	6	214	30	11%	(80%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	7,142		5,852		22%
Available Seat Miles (ASM) (millions)	8,984		7,589		18%
Passenger Load Factor	79.5%		77.1%		2.4 pts
Block Hours	573,786	7,163	490,848	16,469	17%	(57%)
Departures	321,975		260,884		23%
Stage Length	559		583		(4%)
Fleet	232	12	214	30	8%	(59%)

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